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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires:  January 31, 2005
                                       Estimated average burden
                                       hours per response      0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Ardsley Advisory Partners
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   (Last)             (First)            (Middle)

   262 Harbor Drive
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                                    (Street)

 Stamford             CT                  06902
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   (City)           (State)               (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   12/13/02

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   OM Group, Inc. (OMG)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [   ] Director
   [ X ] 10% Owner
   [   ] Officer (give title Below)
   [   ] Other (Specify below)(1)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person
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



                          Table I--Non-Derivative Securities Beneficially Owned

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1. Title of Security       2. Amount of Securities      3. Ownership         4. Nature of Indirect
   (Instr. 4)                 Beneficially Owned           Form: Direct (D)     Beneficial Ownership
                              (Instr. 4)                   or Indirect (I)      (Instr. 4)
                                                           (Instr. 5)


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
----------------------------------------------------------------------------------------------------
 OM Group, Inc. Common
 Stock, $0.01 par value
 per share ("Common Stock")      3,050,000                 I(1)                         (1)
 ---------------------------------------------------------------------------------------------------


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Reminder: Report on a separate line for each class of securities beneficially owned
directly or indirectly.                                                                    (Over)

                                        (Print or Type Responses)



Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Date Exercisable     3. Title and Amount     4. Conversion     5. Ownership Form   6. Nature of
   Security                    and Expiration Date     of Securities           or Exercise       of Derivative       Indirect
   (Instr. 4)                  Month/Day/Year          Underlying              Price of          Security: Direct    Beneficial
                            -----------------------    Derivative              Derivative        (D) or Indirect (I) Ownership
                              Date       Expiration     Security                Security         (Instr. 5)          (Instr. 5)
                            Exercisable     Date       (Instr. 4)
                                                     --------------------
                                                       Title  Amount or
                                                              Number of
                                                               Shares
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
---------------------------------------------------------------------------------------------------------------------------------


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

Explanation of Responses:

(1) The shares of Common Stock to which this note relates are held directly by Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), as to 775,000 shares; Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley Fund II"), as to 725,000 shares; Ardsley Partners Fund I, L.P., a Delaware limited partnership ("Ardsley Fund I"), as to 425,000 shares; Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership, ("Ardsley Institutional"), as to 425,000 shares; Augusta Partners L.P. a Delaware limited partnership ("Augusta"), as to 450,000 shares; and Philip J. Hempleman, the managing partner of Ardsley Advisory Partners and the general partner of Ardsley Partners I as to 250,000 shares. Ardsley Advisory Partners serves as investment manager to, and has investment discretion over the securities held by Ardsley Offshore. Ardsley Advisory Partners also serves as a non-managing member of Augusta Management L.L.C., the investment advisor to Augusta and has investment discretion over the securities held by Augusta.
Ardsley Partners I serves as the general partner of, and has investment discretion over the securities held by Ardsley Fund II, Ardsley Fund I and Ardsley Institutional. Ardsley Partners I also serves as the general partner of Ardsley Advisory Partners. Ardsley Advisory Partners and Ardsley Partners I each disclaim any beneficial ownership of any of the Issuer's securities to which this Form 3 relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to such securities representing in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2).


*If the Form is filed by more than one Reporting Person, see instruction 5(b)(v). **Intentional misstatements or omissions of facts constitute Federal
           Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                  ARDSLEY ADVISORY PARTNERS

                                  /s/ Philip J. Hempleman             12/16/02
                                  ---------------------------------   --------
                                  Name: Philip J. Hempleman           Date
                                  Title: Managing Partner
                                  **Signature of Reporting Person

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               (Print or Type Responses)

                             Joint Filer Information

Name:  Ardsley Offshore Fund Ltd.
Address:   Romasaco Place, Wickhams Cay I, Roadtown Tortola,
           British Virgin Islands
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature: Ardsley Offshore Fund, Ltd.

                  By: Neil Glass, its vice president and administrative manager
                  By: /s/ Neil Glass
                  -------------------------------------------------------------
                      Name: Neil Glass
                      Title: Vice President and Administrative Manager

Name:  Ardsley Partners Fund II, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature: Ardsley Partners Fund II, L.P.

                  By: Ardsley Partners I, its general partner
                  By: /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                      Name: Philip J. Hempleman
                      Title: Managing Partner


Name:  Ardsley Partners Fund I, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature: Ardsley Partners Fund I, L.P.

                  By: Ardsley Partners I, its general partner
                  By: /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                      Name: Philip J. Hempleman
                      Title: Managing Partner


Name: Ardsley Partners Institutional Fund, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature: Ardsley Partners Institutional Fund, L.P.

                  By: Ardsley Partners I, its general partner
                  By: /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                      Name: Philip J. Hempleman
                      Title: Managing Partner

Name: Augusta Partners L.P.
Address:   622 Third Avenue, New York, New York 10017
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature: Augusta Partners L.P.

                  By: Howard Singer, its general partner
                  By: /s/ Howard Singer
                  -----------------------------------------------------------
                      Name: Howard Singer
                      Title: General Partner


Name:  Ardsley Partners I
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature: Ardsley Partners I

                  By: /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                      Name: Philip J. Hempleman
                      Title: Managing Partner


Name: Philip J. Hempleman
Address:  c/o Ardsley Advisory Partners  262 Harbor Drive,
          Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/13/02

Signature:        /s/ Philip J. Hempleman
                  -----------------------------------------------------------
                  Name: Philip J. Hempleman